Exhibit 10.1

PRIVILEGED AND CONFIDENTIAL

FIRST HAWAIIAN, INC.
2016 OMNIBUS INCENTIVE COMPENSATION PLAN

FORM OF

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (this “Award Agreement”) evidences an award of restricted stock units (“RSUs”) by First Hawaiian, Inc., a Delaware corporation (“First Hawaiian”) under the First Hawaiian, Inc. 2016 Omnibus Incentive Compensation Plan (the “Plan”). Capitalized terms not defined in this Award Agreement have the meanings given to them in the Plan.

Name of Grantee:	___________________ (the “Grantee”).
Grant Date:	(the “Grant Date”).
Number of RSUs:	[ ]
Vesting Dates:

0% of the RSUs will be immediately vested upon the Grant Date.

The remaining 100% of the RSUs will vest on each of the first, second and third anniversaries of the Grant Date (each, a “Vesting Date”).

The RSUs will only vest if the Grantee is, and has been, continuously employed by First Hawaiian from the Grant Date through the applicable Vesting Date, and any unvested RSUs will be forfeited upon any termination of Employment.

Notwithstanding the foregoing:

     A.      In the event the Employment of the Grantee is terminated by reason of death or Disability, the RSUs will immediately vest in full as of the date of such termination;

     B.       In the event the Employment of the Grantee is terminated by reason of Retirement, the RSUs will immediately vest on a pro-rata basis, determined by multiplying the number of RSUs that were otherwise scheduled to vest on the next Vesting Date by the number of full months for which the Grantee was continuously employed at First Hawaiian since the previous Vesting Date, and dividing the product by 12; and

     C.       Upon a Change in Control, the RSUs will be treated in accordance with the Plan.

For purposes of this Award Agreement, “Retirement” means a Grantee’s separation from service on or after either the (1) attainment of age 65, or (2) attainment of age 55 and completion of at least five years of credited service with First Hawaiian or its affiliates.
Delivery Date:	No later than 30 days after a Vesting Date (or, if earlier, the date of the Grantee’s termination of Employment due to death, Disability, Retirement or in accordance with the Plan upon a Change in Control), First Hawaiian will issue to the Grantee one Share, for each vested RSU, subject to applicable tax withholding (each such date the Shares are so issued, a “Delivery Date”).
Dividends:	On a Delivery Date, First Hawaiian will pay to the Grantee a cash amount equal to the product of (1) all cash dividends or other distributions (other than cash dividends or other distributions pursuant to which the RSUs were adjusted pursuant to Section 1.6.3 of the Plan), if any, paid on a Share from the Grant Date to such Delivery Date and (2) the number of Shares delivered to the Grantee on such Delivery Date (including for this purpose any Shares which would have been delivered on such Delivery Date but for being withheld to satisfy tax withholding obligations).
All Other Terms:	As set forth in the Plan.

The Plan is incorporated herein by reference. Except as otherwise set forth in this Award Agreement, the Award Agreement and the Plan constitute the entire agreement and understanding of the parties with respect to the RSUs. In the event that any provision of this Award Agreement is inconsistent with the Plan, the terms of the Plan will control. Except as specifically provided herein, in the event that any provision of this Award Agreement is inconsistent with any employment agreement between the Grantee and First Hawaiian (“Employment Agreement”), the terms of the Employment Agreement will control. By accepting this Award, the Grantee agrees to be subject to the terms and conditions of the Plan.

This Award Agreement may be executed in counterparts, which together will constitute one and the same original.

IN WITNESS WHEREOF, the parties have caused this Award Agreement to be duly executed and effective as of the Grant Date.

FIRST HAWAIIAN, INC.

By:
Name:
Title:

[Name]